EXHIBIT 99.1
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SUTRON CORPORATION REPORTS UNEXPECTED DEATH OF INDEPENDENT
DIRECTOR THOMAS R. PORTER

July 3, 2007, Sterling, VA...Sutron Corporation, a leading provider of hydrological, meteorological and oceanic monitoring products, systems and services, has, consistent with Nasdaq procedures, reported to The "Nasdaq" Stock Market that Thomas R. Porter, an independent director and chairman of the audit committee, passed away unexpectedly of a heart attack on May 23, 2007 and that, accordingly, the Company no longer technically complies with Nasdaq's independent director and audit committee requirements as set forth in Nasdaq Marketplace Rule 4350. Mr. Porter was a valued member of the Board of Directors and will be missed by the Company.

On June 28, 2007, Nasdaq replied via letter to the Company that consistent with Marketplace Rules 4350(c)(1) and 4350(d)(4), the Company has a cure period in order to regain compliance with the independent director and audit committee requirements as set forth in Nasdaq Marketplace Rule 4350. The cure period is
(1) until the earlier of the Company's next annual shareholders' meeting or May 23, 2008; or (2) if the next annual shareholders' meeting is held before November 19, 2007, then the Company must evidence compliance no later than November 19, 2007. The Company must also submit to Nasdaq documentation, including biographies of any new directors, evidencing compliance with the rules no later than this date.

This news release is in accordance with Nasdaq rules requiring public announcement of the receipt of this letter and the Nasdaq rules upon which it is based. It is the Company's intent to appoint a new independent director and otherwise comply with the Nasdaq rules within the cure period.